EXHIBIT 10.13

CASH COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

Fiscal 2008 Bonuses

The following are the fiscal 2008 cash bonuses paid to the following executive officers:

Executive Officer	Title	Bonus

Todd Simpson	Chief Executive Officer and President	$47,188

William Tamblyn	Executive Vice President and Chief Financial Officer	$46,354

Lowell Trangsrud	Executive Vice President and Chief Operating Officer	$46,354

Fiscal 2009 Base Salary and Target Bonus

The following are the fiscal 2009 salaries and target bonuses for the executive officers:

Named Executive Officer	Salary	Target Bonus as % of Salary

Mr. Simpson	$325,000	75%
Mr. Tamblyn	$266,400	60%
Mr. Trangsrud	$266,400	60%

Fiscal 2009 Management Bonus Plan

The following is the 2009 Management Bonus Plan applicable to the executive officers:

The 2009 Executive Bonus Plan provides for the payment of an annual cash bonus for each Ditech Networks officer, including the “named executive officers,” based on an individual targeted bonus amount.  The 2009 target bonus amounts for the “named executive officers” are as follows:

Named Executive Officer	Title	Target Bonus Amount

Todd Simpson	Chief Executive Officer and President	$243,750
William Tamblyn	Executive Vice President and Chief Financial Officer	$159,840
Lowell Trangsrud	Executive Vice President and Chief Operating Officer	$159,840

Each executive’s bonus will be earned based on (a) Company performance as against the Company’s 2009 Operating Plan, (b) individual performance as against established individual goals, and (c) a discretionary portion.  Weighting of these components is as follows:

Weighting:

Revenue	40%
Operating Performance (1)	30%
Individual Goals	20%
Discretionary Bonus	10%
Total	100%

(1)	Operating Performance is GAAP operating profit/(loss) adjusted to reverse the FAS 123R non-cash expense charge for the period(s).

Revenue Component of Executive’s Bonus:

No pay out if actual revenue does not exceed at least 80% of target revenue as set forth in the Company’s 2009 Operating Plan.

For every percentage point actual revenue exceeds 80% of target revenue as set forth in the Company’s 2009 Operating Plan, the executive will earn 5% of the portion of target bonus allocated to the revenue component.

Operating Performance Component of Executive’s Bonus:

No pay out if actual Operating Performance is more than 30% unfavorable to the Company than target Operating Performance as set forth in the Company’s 2009 Operating Plan.

If actual Operating Performance is 30% more unfavorable to the Company than target Operating Performance as set forth in the Company’s 2009 Operating Plan, the executive will earn 40% of the portion of target bonus allocated to the Operating Performance component.

For every percentage point actual Operating Performance is more favorable to the Company than Operating Performance for the minimum amount for a bonus to be earned, the executive will earn (a) an additional 2% of the portion of target bonus allocated to the Operating Performance component, until actual Operating Performance equals target Operating Performance as set forth in the Company’s 2009 Operating Plan, and (b) an additional 3% of the portion of target bonus allocated to the Operating Performance component for actual Operating Performance being more favorable than target Operating Performance as set forth in the Company’s 2009 Operating Plan.

Caps on Bonus:

1.             For the revenue component of the payment to pay out greater than 100% of target for the revenue component, the executive must have earned some bonus amount under the Operating Performance component of the Company’s 2009 Operating Plan.

2.             The total payout for each executive will be capped at 200% of target bonus.